Exhibit 10.2

Great Elm Capital Group, Inc.
Notice of Stock Option Grant	ID: 94-3219054
20 First Street, First Floor
Los Altos, CA 94022

Richard S. Chernicoff	Option Number:	•
4309 Forest Avenue SE	Plan:	Unwired Planet 2006 Stock Plan
Mercer Island, WA 98040	Vesting Commencement Date:	July 18, 2016

Effective July 18, 2016 (the “Date of Grant”) you have been awarded an option (the “Option”) to purchase 141,437 shares of common stock, par value $0.001 per share, of Great Elm Capital Group, Inc. (the “Company”) at $6.99 per share.

This Notice of Stock Option Grant (including the exhibits hereto, this “Notice”), together with the 2006 Stock Plan (the “Plan”), as modified by your offer letter (the “Offer Letter”), dated as of the Vesting Commencement Date set forth above (collectively, the “Stock Option Documents”) delivered to you with this Notice, and in effect as of the Date of Grant, contain the terms of your Option.  The Plan, the Offer Letter, and the Stock Option Agreement are hereby incorporated by reference and made a part of this Notice. This Option is granted under the 2006 Unwired Planet, Inc. Stock Plan (the “Plan”).

Vesting Schedule

Except as otherwise provided in the Plan, the Option will vest as follows:

Shares	Vest type	Full Vest Date	Expiration Date
141,437	Quarterly(1)	July 18, 2018	July 18, 2026

(1)         Shares subject to the Option shall vest ratably in equal increments on each quarterly anniversary of the Vesting Commencement Date.  Unless your employment is terminated for cause, if you serve part of a quarter, the amount that otherwise would vest in such quarter shall vest as if you served the entire quarter.  If the Option would vest with respect to a fractional share, such fractional share shall be rounded (up or down) to the nearest whole share.

Continuous Service

Continuous Service shall include any period in which you provide services to the Company or its subsidiaries (whether as a member of the board of directors (or similar body of unincorporated subsidiaries), officer, employee, counsel or consultant).

Termination of Service

This Option, to the extent then exercisable, may be exercised within a one year following termination of your Continuous Service (but in no event later than the Expiration Date set forth above).  You are responsible for keeping track of the latest date for exercise of this Option.  The Company has no duty to, and will not, provide you notice of such date.

Distributions

If the Company distributes rights, securities, other property or cash while this Option is outstanding, the Company will reserve an amount of such rights, securities, other property or cash that would have been issued in respect of the maximum number of shares of Company common stock (whether vested or not) then issuable upon full exercise of this Option. Notwithstanding the foregoing, if, on or before the Full Vest Date set forth above, the Company issues (other than upon exercise of incentive equity awards or in a merger or acquisition transaction) shares of its common stock at a price below the then-current exercise price per share of this Option, the exercise price per share of this Option shall be made to equal the per share price received by the Company in such subsequent issuance.

Exercise

You may exercise unvested shares, however (a) any unvested shares of common stock so purchased are subject to a repurchase option in favor of the Company to the extent the vesting conditions in this Option are not met and (b) the Company shall hold in escrow such unvested shares until the applicable vesting conditions in this Option are met, at which point such then vested shares shall be book-entry credited to your account.

Governing Law

This Option will be governed under the laws of the Commonwealth of Massachusetts.

Severability

If one or more of the provisions of the Stock Option Documents shall be held invalid, illegal or unenforceable in any respect:

(a)         the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(b)         the invalid, illegal or unenforceable provision shall be deemed null and void, subject to “(c)” below; and

(c)   to the extent permitted by applicable law, any invalid or illegal, or unenforceable provision shall be construed, interpreted, or revised retroactively to comply with applicable law and to achieve the intent of the Stock Option Documents.

Acknowledgement and Agreement

By signing below, you agree to the terms of this Option (including the exhibits hereto) and making the representations in Exhibit A attached hereto.

Please sign and return one copy of this Option to me.

/s/ Peter A. Reed	/s/ Richard S. Chernicoff
Peter A. Reed	Richard S. Chernicoff
Chairman, Compensation Committee

Exhibit A

Representations and Warranties

(Domestic Optionees)

By accepting the Option, you represent and warrant to the Company that:

(d)         you have received and read a copy of the Stock Option Documents, under which the Option is granted and governed;

(e)          you have reviewed the Stock Option Documents in their entirety;

(f)           you have had an opportunity to obtain the advice of counsel prior to executing the Option;

(g)          you fully understand all provisions of the Stock Option Documents;

(h)   you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Stock Option Documents;

(i)    your rights to any shares underlying this Option will be earned only over time as you provide services to the Company;

(j)            the grant of the Option is not consideration for services you rendered to the Company prior to your Vesting Commencement Date;

(k)         nothing in the Stock Option Documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

* Capitalized terms not defined in this Option have the meanings given to them in the Plan.